--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES: SEPTEMBER 30, 1998
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                                                                 X  Director             10% Owner
BEEBE, R. SCOTT                                  NETGATEWAY, INC. (NGWY)                       ----                 ----
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Year          BOARD MEMBER  below)       below
                                                Person (Voluntary)                            -----------------  ------------------
300 OCEANGATE, #500                                                         May 2000
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original    X Form filed by One Reporting Person
                                                                                              ---
                                                                           (Month/Year)          Form filed by More than One
                                                                                                 Reporting Person
LONG BEACH, CA 90802                                                                          ---
------------------------------------------------------------------------------------------------------------------------------------
    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                        5/23/00      S              5,000      D      $2.13                           D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                        5/29/00      S              2,000      D      $1.75                           D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                        5/30/00      S             10,000      D      $1.88                           D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                        5/31/00      S              2,651      D      $1.81        424,000            D
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         BY
COMMON STOCK                        5/23/00      S              2,000      D      $2.13                           I      CORPORATION
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         BY
COMMON STOCK                        5/23/00      S                500      D      $2.16                           I      CORPORATION
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         BY
COMMON STOCK                        5/23/00      S                500      D      $2.13                           I      CORPORATION
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         BY
COMMON STOCK                        5/23/00      S                500      D      $2.13                           I      CORPORATION
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         BY
COMMON STOCK                        5/24/00      S              2,000      D      $1.75                           I      CORPORATION
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         BY
COMMON STOCK                        5/24/00      S              2,000      D      $1.78                           I      CORPORATION
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                   SEC 1474 (7-97)

                              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                              CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
                              DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES: SEPTEMBER 30, 1998
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                                                                    Director             10% Owner
  BEEBE, R. SCOTT                                  NETGATEWAY, INC. (NGWY)                     ----                 ----
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Year                        below)       below
                                                Person (Voluntary)                            -----------------  ------------------
  300 OCEANGATE #500                                                         MAY 2000
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original      Form filed by One Reporting Person
                                                                           (Month/Year)       ---
                                                                                                 Form filed by More than One
  Long Beach, CA 90802                                                                        ---Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                             By
COMMON STOCK                         5/24/00     S              2,000      D      $1.75                          I       Corporation
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                             By
COMMON STOCK                         5/24/00     S              1,000      D      $1.69                          I       Corporation
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                             By
COMMON STOCK                         5/24/00     S              1,000      D      $1.75                          I       Corporation
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                             By
COMMON STOCK                         5/24/00     S              1,000      D      $1.75                          I       Corporation
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                             By
COMMON STOCK                         5/24/00     S              1,000      D      $1.78                          I       Corporation
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                             By
COMMON STOCK                         5/24/00     S              1,000      D      $1.75                          I       Corporation
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                             By
COMMON STOCK                         5/24/00     S              1,000      D      $1.78                          I       Corporation
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                             By
COMMON STOCK                         5/24/00     S              1,000      D      $1.75                          I       Corporation
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                             By
COMMON STOCK                         5/24/00     S              1,000      D      $1.75                          I       Corporation
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                             By
COMMON STOCK                         5/24/00     S              1,000      D      $1.78                          I       Corporation
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                   SEC 1474 (7-97)

                              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                              CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
                              DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES: SEPTEMBER 30, 1998
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                                                                    Director             10% Owner
    BEEBE, R. SCOTT                             NETGATEWAY, INC. (NGWY)                        ----                 ----
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Year                        below)       below
                                                Person (Voluntary)                            -----------------  ------------------
  300 OCEANGATE #500                                                       MAY 2000
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original   ___Form filed by One Reporting Person
                                                                           (Month/Year)       ___Form filed by More than One
  LONG BEACH, CA 90802                                                                           Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         BY
COMMON STOCK                          05/24/00    S               1,000    D        $1.78                         I      CORPORATION
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         BY
COMMON STOCK                          05/24/00    S               1,000    D        $1.75                         I      CORPORATION
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         BY
COMMON STOCK                          05/24/00    S               1,000    D        $1.81                         I      CORPORATION
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         BY
COMMON STOCK                          05/24/00    S               1,000    D        $1.81                         I      CORPORATION
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         BY
COMMON STOCK                          05/24/00    S               1,000    D        $2.13                         I      CORPORATION
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         BY
COMMON STOCK                          05/24/00    S                 600    D        $2.06                         I      CORPORATION
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         BY
COMMON STOCK                          05/24/00    S                 600    D        $1.81                         I      CORPORATION
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         BY
COMMON STOCK                          05/24/00    S                 500    D        $2.06                         I      CORPORATION
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         BY
COMMON STOCK                          05/24/00    S                 500    D        $1.69                         I      CORPORATION
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         BY
COMMON STOCK                          05/24/00    S                 500    D        $1.81                         I      CORPORATION
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                   SEC 1474 (7-97)

                              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                              CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
                              DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES: SEPTEMBER 30, 1998
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                                                                    Director             10% Owner
BEEBE, R. SCOTT                                 NETGATEWAY, INC. (NGWY)                        ----                 ----
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Year                        below)       below
                                                Person (Voluntary)                            -----------------  ------------------
300 OCEANGATE #500                                                          MAY 2000
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original      Form filed by One Reporting Person
                                                                           (Month/Year)       ---
                                                                                                 Form filed by More than One
LONG BEACH, CA 90802                                                                          ---Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         BY
COMMON STOCK                        5/24/00      S                500      D      $1.78                           I      CORPORATION
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         BY
COMMON STOCK                        5/24/00      S              1,500      D      $1.81                           I      CORPORATION
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         BY
COMMON STOCK                        5/24/00      S              2,000      D      $1.78                           I      CORPORATION
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         BY
COMMON STOCK                        5/24/00      S              1,000      D      $1.75                           I      CORPORATION
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         BY
COMMON STOCK                        5/24/00      S              1,000      D      $1.78                           I      CORPORATION
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         BY
COMMON STOCK                        5/24/00      S              1,000      D      $1.88                           I      CORPORATION
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         BY
COMMON STOCK                        5/24/00      S                800      D      $2.00                           I      CORPORATION
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         BY
COMMON STOCK                        5/24/00      S                400      D      $1.63                           I      CORPORATION
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         BY
COMMON STOCK                        5/24/00      S                400      D      $1.81                           I      CORPORATION
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         BY
COMMON STOCK                        5/24/00      S                200      D      $1.63                           I      CORPORATION
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                   SEC 1474 (7-97)

                              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                              CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
                              DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

--------  (CONTINUED)                     UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES: SEPTEMBER 30, 1998
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                                                                    Director             10% Owner
    BEEBE, R. SCOTT                             NETGATEWAY, INC. (NGWY)                        ----                 ----
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Year                        below)       below
                                                Person (Voluntary)                            -----------------  ------------------
  300 OCEANGATE #500                                                       MAY 2000
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original      Form filed by One Reporting Person
                                                                           (Month/Year)       ---
                                                                                                 Form filed by More than One
  LONG BEACH, CA 90802                                                                           Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         BY
COMMON STOCK                          05/24/00    S               1,000    D        $1.78                         I      CORPORATION
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         BY
COMMON STOCK                          05/25/00    S               2,000    D        $2.28                         I      CORPORATION
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         BY
COMMON STOCK                          05/25/00    S               1,000    D        $2.25                         I      CORPORATION
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         BY
COMMON STOCK                          05/25/00    S               1,000    D        $1.88                         I      CORPORATION
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         BY
COMMON STOCK                          05/25/00    S               1,000    D        $2.06                         I      CORPORATION
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         BY
COMMON STOCK                          05/25/00    S                 500    D        $1.94                         I      CORPORATION
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         BY
COMMON STOCK                          05/25/00    S                 500    D        $1.91                         I      CORPORATION
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         BY
COMMON STOCK                          05/25/00    S                 500    D        $1.81                         I      CORPORATION
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         BY
COMMON STOCK                          05/25/00    S                 500    D        $1.78                         I      CORPORATION
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         BY
COMMON STOCK                          05/25/00    S               1,500    D        $1.75                         I      CORPORATION
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                   SEC 1474 (7-97)

                              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                              CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
                              DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES: SEPTEMBER 30, 1998
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                                                                    Director             10% Owner
    BEEBE R. SCOTT                              NETGATEWAY, INC. (NGWY)                        ----                 ----
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Year                        below)       below
                                                Person (Voluntary)                            -----------------  ------------------
    300 OCEANGATE #500                                                        MAY 2000
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original      Form filed by One Reporting Person
                                                                           (Month/Year)       ---
                                                                                                 Form filed by More than One
    LONG BEACH, CA 90802                                                                      ---Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                             BY
COMMON STOCK                         5/25/00     S              1,000      D      $1.88                          I       CORPORATION
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                             BY
COMMON STOCK                         5/25/00     S                500      D      $1.75                          I       CORPORATION
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                             BY
COMMON STOCK                         5/25/00     S                500      D      $1.78                          I       CORPORATION
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                             BY
COMMON STOCK                         5/25/00     S                500      D      $1.75                          I       CORPORATION
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                             BY
COMMON STOCK                         5/25/00     S              2,500      D      $1.72                          I       CORPORATION
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                             BY
COMMON STOCK                         5/25/00     S                500      D      $1.78          250,000         I       CORPORATION
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                                      24,300         I        BY SPOUSE
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                                      30,000         I        BY TRUST
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                   SEC 1474 (7-97)

                              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                              CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
                              DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

                                                                                                    --------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)
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7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Nature
   lying Securities                    of         of Deriv-      ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative          Form           direct
                                       ative      Securi-        of De-         Bene-
                                       Secur-     ties           rivative       ficial
                                       ity        Bene-          Secu-          Own-
                                       (Instr.    ficially       rity:          ership
                                       5)         Owned          Direct         (Instr. 4)
                                                  at End         (D) or
                     Amount or                    of             Indi-
       Title         Number of                    Month          rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)
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Explanation of Responses:






                                                                                     /s/ R. SCOTT BEEBE                  6/10/00
                                                                                  -----------------------------------  -----------
**Intentional misstatements or omissions of facts constitute                        **Signature of Reporting Person       Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                     SEC 1474 (7-97)
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